Exhibit 99.2

AMETEK ACQUIRES SOUNDCOM SYSTEMS

-- Expands AMETEK’s Healthcare Communication Solutions Capability --

BERWYN, PA, MAY 2, 2018 – AMETEK, Inc. (NYSE: AME) today announced that it has completed the acquisition of SoundCom Systems, a leader in the design, integration, installation, and support of clinical workflow and communication systems for healthcare facilities, educational institutions and corporations.

SoundCom also serves as a value-added reseller for AMETEK Rauland’s mission-critical healthcare communication workflow solutions in Ohio and Michigan. SoundCom joins existing Rauland owned value-added resellers in Florida and California.

“SoundCom is an excellent acquisition for AMETEK given its 40-year history as a valued business partner to Rauland,” comments David A. Zapico, AMETEK Chairman and Chief Executive Officer. “The acquisition expands Rauland’s presence in the attractive healthcare and education markets in the Midwest while providing our customers with expanded value-added solutions and services.”

SoundCom was a privately held company and is headquartered in Cleveland, Ohio. SoundCom has annual sales of approximately $40 million. It joins AMETEK as part of its Electronic Instruments Group (EIG) - a leader in advanced analytical, monitoring, testing, calibrating and display instruments with annualized sales of $2.9 billion.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of more than $4.7 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Contact:

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247